Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (the “Agreement”) sets forth the agreement between William D. Smith (“You”) and UFP Technologies, Inc. (“UFP”) regarding the termination of your employment and is made as of the date You sign below.

By signing and returning this Agreement, you will be entering into a binding agreement with UFP on the terms and conditions, including the release of claims, set forth below. If you choose not to sign and return this Agreement, you shall not receive the Severance Benefits described below. You will, however, receive payment of all Earned Compensation through the Separation Date. If applicable, You will continue to be covered under UFP’s medical, dental, and vision plans until the end of the month, at which time you may elect to continue receiving medical, dental and vision insurance pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) governing continuation of health insurance coverage. Notification of your rights under COBRA and an election form, as well as information regarding your enrollment under other UFP benefit plans will be provided to you in the next 30 days by mail to the last address that you provided to UFP.

1.            Separation Date. Your last day of employment with UFP will be September 25, 2020 (the “Separation Date”). You will resign as an officer as of that date and you acknowledge that from and after that date, you will have no authority and shall not represent yourself as an employee or agent of UFP. Your employment and all benefits associated with such employment will terminate on the Separation Date, unless specifically stated otherwise in this Agreement.

2.            Earned Compensation. You will be paid through September 25, 2020, at which time you will receive your final compensation check. This check will include your wages for the last pay period and pay for all accrued but unused Paid Time Off hours as of your Separation Date, less applicable withholdings and deductions. You acknowledge that upon receipt of your final check you have been paid in full for all wages, bonuses, commissions and other compensation due and owing from UFP, including any accrued Paid Time Off hours.

3.            Severance Benefits. In exchange for the mutual covenants set forth in this Agreement, subject to your compliance with the terms of this Agreement and subject to UFP’s receipt of a fully-executed copy of this Agreement (including the release), UFP agrees to provide you with the following Severance Benefits (the “Severance Benefits”):

a.            Severance Pay equal to 21 weeks of base pay at your rate of pay on the Separation Date, less applicable withholdings and deductions (“Severance Pay”). Such Severance Pay will be payable in accordance with UFP’s regular payroll schedule, over the same timeframe that such Severance Pay represents, commencing no later than the next regularly scheduled payroll following the date UFP receives the fully executed Agreement from You.

b.            If you elect COBRA continuation coverage, UFP will pay the premium for October of 2020. After October, you may continue coverage at your own expense or you may cancel coverage.

c.            You acknowledge and agree that, but for your execution of this Agreement within the timeframe set forth herein, you would not be entitled to any of the Severance Benefits provided in this Agreement.

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4.            Return of UFP Property. You will return all UFP Property on or before your Separation Date.

5.            Release of Claims. As a material inducement to UFP to enter into this Agreement and in consideration for the Severance Benefits described in this Agreement, to the fullest extent allowed by law, you are releasing UFP from any and all claims you may have. This is intended to operate as a general release, and the following paragraphs in no way limit the scope of the release but are non-exhaustive examples of the types of claims being released.

You, individually and on behalf of your heirs, next of kin, estate, executors, administrators, successors and representatives (collectively referred to as the “Releasors”), hereby irrevocably and unconditionally remise, release, acquit and forever discharge UFP Technologies, Inc., and its past, present and future parent companies, subsidiaries, affiliates, divisions, and related entities, and their respective past, present and future shareholders, directors, officers, members, partners, principals, trustees, employees, agents, representatives, insurers, predecessors, successors, and assigns (collectively referred to as “Releasees”) from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorney’s fees and costs), of any nature whatsoever, known or unknown, which the Releasors, or any of them, now have or claim to have or which the Releasors at any time had or claimed to have had against the Releasees, or any of them, up to the date of this Agreement, and particularly claims arising out of, related to or in connection with your employment with UFP and/or termination thereof.

This release includes, but is not limited to, claims at common law or created by federal, state or local statute, regulation or ordinance, including but not limited to the Age Discrimination in Employment Act of 1967, 29 U.S.C. 621 and the Older Workers’ Benefit Protection Act of 1990, as amended, the Civil Rights Act of 1964, 42 U.S.C. 2000e-1 et seq., the Civil Rights Act of 1991, the Fair Labor Standards Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act, and any and all state and local anti-discrimination laws including but not limited to the Massachusetts Fair Employment Practices Act (G.L. chapter 151B). Nothing in this Agreement prevents you from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission (“EEOC”), the Massachusetts Commission Against Discrimination (“MCAD”), or any other federal or state anti-discrimination agency. You acknowledge, however, that you waive any right to recover monetary benefits, claims for reinstatement, attorneys’ fees or costs in connection with any such proceeding.

6.            Older Workers’ Benefit Protection Act Waiver. This Agreement is intended to comply with the Older Workers Benefit Protection Act of 1990 regarding your waiver of rights under the Age Discrimination in Employment Act (“ADEA”).

a.            You are specifically waiving your rights and claims under the ADEA.

b.            The waiver of rights and claims under the ADEA does not extend to any rights or claims arising after the date you execute this Agreement.

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c.            You acknowledge that you: (i) have carefully read and fully understand all of the provisions of this Agreement; (ii) knowingly and voluntarily agree to, and intend to be legally bound by, all of the terms set forth in this Agreement; and (iii) that you are receiving Severance Benefits to which you are not otherwise entitled.

d.            You acknowledge that the Company has advised you that due to softer business activity in 2020 as a result of the COVID crisis, it has decided to reduce labor costs. The group of employees considered for this reduction in force (“RIF”) include employees in the Corporate department. Selection criteria for employees included in the RIF was based on cost savings and the Company’s business needs for the position. Exhibit A, which is attached, is a list of the job titles that were considered, age of the employee and RIF status.

e.            You acknowledge that UFP has advised you to consult with an attorney of your choice prior to signing this Agreement. You further acknowledge that you have had the opportunity to consult with an attorney of your choice with respect to all terms and conditions set forth in this Agreement and to have the advice of counsel with respect to your decision to sign and enter into this Agreement.

f.             You acknowledge that you have had forty-five (45) days to consider the terms and conditions of this Agreement, to consult with counsel of your choice, and to decide whether to sign and enter into this Agreement. If you sign this Agreement prior to the expiration of the forty-five (45) day period, you acknowledge that in doing so you will voluntarily waive the balance of the forty-five (45) days permitted. The forty-five (45) day period will not be extended due to negotiations or revisions to this Agreement.

g.            You have seven (7) days after executing this Agreement to revoke your acceptance of it. Any such revocation must be received in writing within the 7-day revocation period by:

UFP Technologies, Inc.

100 Hale Street

Newburyport, MA 01950

Attn.: Amy Concannon, Human Resources

The parties acknowledge and agree that this Agreement is neither effective nor enforceable and neither party is obligated to perform the promises contained herein in the event that the Agreement is revoked, or until expiration of the 7-day revocation period (the “Effective Date”).

7.	Confidentiality; Non-disparagement. You expressly acknowledge and agree that:

a.	You will comply with the terms of UFP’s Confidential Information Agreement, which you may request a copy of at any time.

b.	You will not disclose any information relating in any way to the terms of this Agreement, except that you may disclose the terms to an immediate family member, legal counsel or financial advisor, provided that any such individual to whom disclosure is made agrees to be bound by these confidentiality obligations, and as required by law, including but not limited to applying for unemployment benefits.

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c.	You have not and will not, at any time, including from the date of this Agreement to the date of execution of this Agreement and at all times afterwards, make any remarks or comments to anyone, whether orally or in writing, which reasonably could be construed to be derogatory or disparaging about UFP or any of its current or former affiliates, divisions, subsidiaries and/or related entities, or any of their respective directors, officers, employees, products or services, or which comments reasonably could be anticipated to be damaging or injurious to the reputation or good will of same. If you have failed to comply with this Section before execution of this Agreement, the severance offer set forth in this Agreement may be rescinded, even if you subsequently sign this Agreement.

8.            Breach. You agree that the Severance Benefits under this Agreement shall be subject to immediate termination, forfeiture and/or repayment if you take any action or engage in any conduct deemed by UFP to be in violation of this Agreement including but not limited to your obligations under Section 7. You further acknowledge that any breach of this Agreement by you will cause irreparable damage to UFP, and that in the event of such breach, UFP shall be entitled, in addition to monetary damages and to any other remedies available to UFP under this Agreement and at law, to equitable relief, including injunctive relief, and to payment by you of all costs and attorneys’ fees incurred by UFP in enforcing the provisions of this Agreement.

9.            Cooperation. You agree to cooperate fully with UFP in any transition, and/or the defense or prosecution of any claims or actions now in existence or which may be brought or threatened in the future against or on behalf of UFP, and any claim or action brought by UFP against any other entity. You further agree that should you be contacted (directly or indirectly) by any individual or entity about matters that may be adverse to the business interests of UFP, you will promptly (within 48 hours) notify UFP of such contact including who contacted you and the substance of any such contact.

10.         Miscellaneous. This Agreement shall not in any way be construed as an admission by UFP that it has acted wrongfully or unlawfully in respect to you, and UFP specifically denies the same. This Agreement constitutes the entire agreement between you and UFP and supersedes all other agreements and understandings, written and oral, with respect to your employment, its termination and all related matters. This Agreement may not be modified, supplemented, canceled or discharged in any manner except in a written document signed by both parties. Should any part, term or provision of this Agreement be determined by any tribunal, administrative agency or court of competent jurisdiction to be illegal, invalid or unenforceable, the validity of the remaining parts, terms or provisions shall not be affected thereby. This Agreement shall be interpreted under the laws of the Commonwealth of Massachusetts without consideration of its conflict of laws provisions. Any action shall be filed exclusively in the state or federal courts of the Commonwealth of Massachusetts.

11.         Counterparts. This Agreement may be executed in separate counterparts, each of which shall be considered an original, but all of which shall constitute one Agreement.

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UFP TECHNOLOGIES, INC.

By:	R. Jeffrey Bailly
President and CEO

If you execute this Agreement prior to the end of the forty-five (45) day period set forth above, by signing below, you acknowledge and agree that you have waived the remainder of the forty-five (45) day period.

ACKNOWLEDGED AND AGREED:

William D. Smith

Date

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